Exhibit 3.1

FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS

OF

LASERLOCK TECHNOLOGIES, INC.

THIS FIRST AMENDMENT TO AMENDED AND RESTATED BYLAWS OF LASERLOCK TECHNOLOGIES, INC. (this “Amendment”), is made as of May 26, 2015, by the Board of Directors of the LaserLock Technologies, Inc., a Nevada corporation (the “Corporation”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Corporation (the “Board”) previously adopted and approved the Amended and Restated Bylaws of the Corporation, effective as of December 17, 2003 (the “Bylaws”);

WHEREAS, the Board desires to amend certain provisions of the Bylaws pursuant to the terms and provisions set forth herein below; and

WHEREAS, Section 10.1 of the Bylaws grants the Board with the power and authority to adopt, repeal, alter, amend and rescind the Bylaws, without the necessity of obtaining the approval of the stockholders of the Corporation.

NOW THEREFORE, for and in consideration of the foregoing premises, together with the mutual promises and covenants contained herein and other good and valuable consideration, the receipt, sufficiency, delivery and adequacy of which is hereby acknowledged, the Board hereby amends the Bylaws as follows:

1. Section 2.11 of the Bylaws (Action Without a Meeting) is hereby amended by deleting said section in its entirety and replacing the text thereof with the following:

“Section 2.11. Action of Stockholders Without a Meeting. Subject to such further conditions as may be required by law or any limitations set forth in the Amended and Restated Articles of Incorporation, any action required by law or by these Bylaws to be taken at an annual or special meeting of the stockholders of the Corporation, and any action which may be taken at a meeting of the stockholders, may be taken without a meeting if a written consent, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. The written consent may be signed in counterparts, including, without limitation, facsimile or pdf counterparts, and shall be filed with the minutes of the proceedings of the stockholders. Consistent with N.R.S. § 78.320, any action taken by the stockholders of the Corporation pursuant to this Section 2.11 shall not require the call of a meeting or a notice of the action so taken.”

2. No Other Amendments. The foregoing shall constitute the only amendment to the Bylaws, which shall remain in full force and effect in accordance with its terms.

3. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them as set forth in the Bylaws.

4. Approval. This Amendment was duly adopted by the written consent of all of the members of the Board of Directors of the Corporation in accordance with Section 10.1 of the Bylaws and N.R.S. § 78.315(2).

CERTIFICATE OF SECRETARY

The undersigned does hereby certify that (a) he/she is the duly elected and qualified Secretary of LaserLock Technologies, Inc., a Nevada corporation, and (b) the foregoing is a true and correct copy of the First Amendment to the Amended and Restated Bylaws of the Corporation, duly adopted by the Board of Directors on May 26, 2015.

Paul Donfried, Secretary

(CORPORATE SEAL)